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Exhibit 99

Aon Prices Senior Notes Offering

        CHICAGO - December 11, 2002 - Aon Corporation (NYSE:AOC) today announced the pricing of a private offering of senior notes pursuant to Rule 144A under the Securities Act of 1933. Aon is offering $225 million in aggregate principal amount of 7.375% senior notes due 2012 in a private offering to qualified institutional buyers. Net proceeds from the offering are expected to be approximately $223 million. The offering is expected to close early next week.

        Consistent with our previously announced capital enhancement plan, Aon expects to use the net proceeds from the offering to extend existing debt maturities, to retire a portion of other indebtedness and preferred capital securities, and for other general corporate purposes.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        The senior notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, rating agency actions, the cost and availability of financing, the completion, cost and timing of the capital enhancement plan, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

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Investor Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983
Or
Media Contact:	Al Orendorff Director, Public Relations 312-381-3153

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  Exhibit 99